EXHIBIT 10.91

JOINT VENTURE TERMINATION AGREEMENT

by and between

OLYMPUS CORPORATION

and

CYTORI THERAPEUTICS INC.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	4
1.1. Defined Terms.	4
1.2. Interpretation.	5
SECTION 2. PURCHASE AND SALE OF OLYMPUS JV SHARES AND THE OLYMPUS ASSETS	5
2.1. Basic Obligation.	5
2.2. Purchase and Sale of all JV Shares.	5
2.3. Delivery of the Olympus Assets.	5
2.4. Purchase Price.	6
2.5. Payment Method.	7
2.6. Taxes on the Transfer of the JV Shares and Olympus Assets.	7
2.7. Taxes.	8
2.8. Books and Records; Access; Assistance.	8
2.9. Tax Relief.	8
2.10. Automatic Termination.	9
SECTION 3.1. LICENSE	9
3.1. License.	9
3.2. Revocability.	9
3.3. Retention of Rights.	9
SECTION 4. ADDITIONAL OBLIGATIONS OF OLYMPUS	9
4.1. Transfer of JV Information and Documentation.	9
4.2. JV Assets.	9
SECTION 5. ADDITIONAL OBLIGATIONS OF CYTORI	9
5.1. Sale of Olympus’ Cytori Shares.	9
5.2. Olympus Name.	10

SECTION 6. TERMINATION OF THE JOINT VENTURE AGREEMENT AND RELATED AGREEMENTS	10
6.1. Termination.	10
6.2. Cytori Release and Waiver.	10
6.3. Olympus Release and Waiver.	10
SECTION 7. REPRESENTATIONS AND WARRANTIES	11
7.1. Representations and Warranties Cytori.	11
7.2. Representations and Warranties Olympus.	12
SECTION 8. OLYMPUS WarrantY SerVICE AND CELUTION ONE SUPPORT Obligations	13
8.1. Olympus Warranty Service and Celution One Support.	13
8.2. Further Celution One Support.	13
8.3. Olympus Disclaimer.	14
SECTION 9. CONFIDENTIALITY	14
9.1. Public Announcements.	14
9.2. Confidentiality and Non-Use.	15
SECTION 10. LIMITATION OF LIABILITY	15
10.1. No Consequential or Incidental Damages.	15
10.2. Limitation on Claims and Liability Cap.	16
SECTION 11. INDEMNIFICATION	16
11.1. Indemnification Obligations of the Parties.	16
11.2. Administration of Indemnification.	16
SECTION 12. GENERAL PROVISIONS	18
12.1. Governing Law.	18
12.2. Dispute Resolution.	18
12.3. Notices and Other Communications.	18

12.4. Governing Language.	19
12.5. Severability.	19
12.6. Further Assurances.	20
12.7. Expenses.	20
12.8. No Waiver.	20
12.9. Entire Agreement; Amendments.	20
12.10. Assignment.	20
12.11. No Agency.	20
12.12. No Beneficiaries.	20
12.13. Rights and Remedies Cumulative.	20
12.14. Counterparts.	21

SCHEDULES

Schedule 1.1 Definitions
Schedule 2.3A Assigned Patents
Schedule 2.3B Service Parts
Schedule 2.3C Celution One Device
Schedule 2.3D Celution One Consumables
Schedule 4.1 JV Information and Documentation
Schedule 4.2 JV Assets
Schedule 6.1A Related Agreements
Schedule 6.1B Acknowledgement Agreement
Schedule 8.1A Products
Schedule 8.1B Warranty Service and Celution One Support
Schedule 9.2(a) Cytori Confidential Information
Schedule 9.2(b) Olympus Confidential Information

JOINT VENTURE TERMINATION AGREEMENT

THIS JOINT VENTURE TERMINATION AGREEMENT (this “Agreement”) is entered into as of the Effective Date by and between Olympus Corporation, a corporation organized and existing under the laws of Japan (“Olympus”), and Cytori Therapeutics Inc., a company organized and existing under the laws of the State of Delaware, United States of America (“Cytori”).  Olympus and Cytori are hereinafter also referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.	WHEREAS, Olympus is a leading developer and manufacturer of medical and scientific equipment.

B.	WHEREAS, Cytori is a leading developer of regenerative cell technology, including scientific equipment used to carry out regenerative cell therapies and treatments.

C.
WHEREAS, Olympus and Cytori entered into a certain Joint Venture Agreement dated November 4, 2005 (the “Joint Venture Agreement”), and certain Related Agreements (defined below) that set forth, among other things, the terms and conditions for the formation, operation, and management of the JV.

D.
WHEREAS, Pursuant to the Joint Venture Agreement, Olympus and Cytori each acquired and currently own one thousand and twenty-six (1,026) shares of the common stock of Olympus-Cytori, Inc., a company organized and existing under the laws of the State of Delaware, United States of America (the “JV”).

E.	WHEREAS, Olympus entered the Related Agreements (as hereinafter defined) with Cytori and/or the JV.

F.	WHEREAS, Olympus acquired and currently owns four million thirteen thousand and forty-three (4,013,043) shares of Cytori’s common stock (the “Cytori Shares”).

G.
WHEREAS, In light of long-term business considerations, subject to the terms and conditions herein, Olympus is willing to sell its shares of the JV and certain of its assets to Cytori, and Cytori wishes to acquire such shares and assets and both Olympus and Cytori desire to terminate the Joint Venture Agreement and the Related Agreements.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Defined Terms. Capitalized terms used in this Agreement have the respective meanings ascribed thereto in Schedule 1.1.

1.2
Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document or provision of law herein shall be construed as referring to such agreement, instrument, other document or provision of law as from time to time re-enacted, re-printed, amended, re-named, superseded, supplemented or otherwise modified prior to the date hereof, (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the word “country” shall be construed to include any country, state, nation or territory recognized by the international community, (d) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections and Schedules shall be construed to refer to Sections and Schedules to this Agreement, (f) Section headings used herein are for convenience of reference only, do not form a part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement, (g) whenever this Agreement refers to an Schedule attached hereto, such Schedule shall be deemed to be incorporated by reference herein, and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

2.	PURCHASE AND SALE OF OLYMPUS JV SHARES AND THE OLYMPUS ASSETS

2.1
Basic Obligation.  Subject to the terms and conditions of this Agreement, Olympus shall sell and convey the JV Shares and the Olympus Assets to Cytori free and clear of any Encumbrances, and Cytori shall purchase the JV Shares and the Olympus Assets from Olympus for the Total Purchase Price.

2.2	Purchase and Sale of all JV Shares.

(a)
On the Transfer Date, Olympus shall send to Cytori via an international courier service, return receipt requested, original share certificates representing the JV Shares, duly endorsed (or accompanied by duly executed stock powers).

(b)
On or prior to the Transfer Date, Olympus shall cause Messrs. Yasunobu Toyoshima, Masatoshi Kobayashi, and Mamoru Kaneko to resign as directors of the JV, effective as of the Transfer Date, and shall provide copies of such written resignations to Cytori.

2.3
Delivery of the Olympus Assets.  In order to effectuate the transfer of the Assigned Patents to Cytori, as soon as reasonably practicable after the Transfer Date, Olympus shall execute such forms of assignment as shall be reasonably agreed to by Olympus and Cytori.  Within four (4) weeks of the Transfer Date, Olympus shall deliver the Olympus Assets, other than the Assigned Patents, to Cytori FCA Tokyo, Japan.  Title to and risk of loss of the Olympus Assets shall pass from Olympus to Cytori upon Olympus’ delivery of the Olympus Assets to Cytori.  Notwithstanding the foregoing, (i) if any of the Service Parts have not been manufactured by the Transfer Date, Olympus shall not be obligated to deliver such item(s) within four (4) weeks of the Transfer Date, but shall deliver such item(s) to Cytori FCA Tokyo, Japan within thirty (30) days after such item(s) has been manufactured; and (ii) Olympus shall have no obligation to deliver the New Devices to Cytori if Cytori does not or does not cause the JV to maintain in effect through the date of delivery of the New Devices all CE Marks and other government approvals for the Celution One Device and Celution One Consumables that are in effect as of November 28, 2011, or any subsequent equally valid CE Mark and approvals.

2.4
Purchase Price.  Cytori shall pay Olympus the Initial Payment within sixty (60) days of the Effective Date.  Cytori shall pay Olympus the USD value of five percent (5%) of Cytori’s gross sales receipts for sales of all products including, without limitation, all previous models and any newer models of the Celution One Devices and Celution One Consumables, beginning with gross sales receipts received for sales made in Cytori’s first fiscal quarter of 2013, within sixty (60) days of the end of each Cytori fiscal quarter, until the Total Purchase Price is paid by Cytori to Olympus in full (the “Installment Payments”).  Cytori may elect to pay the Total Purchase Price under any one of the following options:

(a)
One Year Payment Option.  Cytori may elect to pay Olympus a total of USD 4,500,000, inclusive of the Initial Payment and all Installment Payments (the “One Year Payment Option”).  If Cytori exercises this option, Cytori shall pay Olympus the Initial Payment and the Installment Payments as set forth above, plus any additional amounts necessary to reach a total of USD 4,500,000 within one (1) year of the Effective Date.

(b)
Two Year Payment Option.  Cytori may elect to pay Olympus a total of USD 6,000,000, inclusive of the Initial Payment and all Installment Payments (the “Two Year Payment Option”).  If Cytori exercises this option, Cytori shall pay Olympus the Initial Payment and the Installment Payments as set forth above, plus any additional amounts necessary to reach a total of USD 6,000,000 within two (2) years of the Effective Date.

(c)
Olympus Payment Option.  Cytori shall promptly inform Olympus in writing of all cash and cash equivalents that Cytori receives within one (1) year following the Effective Date.  Notwithstanding Cytori’s exercise of the One Year Payment Option or Two Year Payment Option, if Cytori receives a cumulative total of at least USD 35,000,000 in cash or cash equivalents through strategic and/or financing arrangements during such one (1) year period, then, Cytori shall pay Olympus a total of USD 4,500,000 within five (5) Business Days of Cytori’s receipt of a written notice from Olympus requesting such payment (the “Olympus Payment Option”).  For the avoidance of doubt, the cumulative sum that Cytori shall pay Olympus under the Olympus Payment Option is USD 4,500,000, composed of (i) the Initial Payment, (ii) any Installment Payments received by Olympus, and (iii) any additional amounts necessary to reach a total of USD 4,500,000.

(d)
Extended Payment Option.  Cytori may elect to pay Olympus a total of USD 16,000,000, inclusive of the Initial Payment and all Installment Payments (the “Extended Payment Option”).  If Cytori exercises this option, Cytori shall pay Olympus the Initial Payment, the Installment Payments, and the minimum annual payments below, until Cytori has paid Olympus a total of USD 16,000,000 (after which Cytori shall have no further obligation with respect to the Extended Payment Option) provided, however, that during years three (3) through six (6)  Cytori shall pay the minimum Installment Payment amounts specified below for such years, with any shortfall in installment payments for each year being paid in full  within sixty (60) days following the end of each relevant Cytori fiscal year.  Cytori shall pay Olympus at least the following amounts during years three (3) through six (6)  following the Effective Date:  (i) USD 3,000,000 during the Cytori fiscal year in which the third anniversary of the Effective Date falls; (ii) USD 3,000,000 during the Cytori fiscal year in which the fourth anniversary of the Effective Date falls; (iii) USD 4,000,000 during the Cytori fiscal year in which the fifth anniversary of the Effective Date falls; and (iv) any additional amounts necessary to reach a total of USD 16,000,000 during the Cytori fiscal year in which the sixth anniversary of the Effective Date falls.

If Cytori does not exercise the One Year Payment Option, Two Year Payment Option, or pay Olympus the Total Purchase Price pursuant to Section 2.4(c), then Cytori shall be deemed to have exercised the Extended Payment Option.  Cytori shall pay the Total Purchase Price to Olympus in accordance with this Section 2.4 without prior notice or demand and without deduction, set-off, or reduction for any reason and notwithstanding any dispute that may arise from or be related to this Agreement or any claim, counterclaim, recoupment, defense, or other right which Cytori may have against Olympus.

2.5	Payment Method. Cytori shall pay all amounts due to Olympus hereunder by wire transfer in immediately available funds to the following bank account:

Account No:	022101
Account Name:	OLYMPUS CORPORATION
Account With:	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Shinjuku-Chuo Branch
Bank Address:	1-8-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo 163-8691 Japan
Swift Code:	BOTKJPJT
Bank Code:	0005

2.6
Taxes on the Transfer of the JV Shares and Olympus Assets.  Any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, filing fees or similar taxes, charges, fees or expenses (other than Taxes attributable to Olympus’ gain or income from the sale of the JV Shares or the Olympus Assets, or expenses associated with a failure by Olympus to appropriately remit Taxes or timely file the appropriate Tax Returns) that may become payable in connection with the sale of the JV Shares or the Olympus Assets to Cytori shall be split evenly such that one-half of such amounts shall be borne and paid by Olympus and one half shall be borne and paid by Cytori.

2.7
Taxes.  All Tax Returns shall be prepared consistently with the Code or other Applicable Law.  The Parties shall make jointly the necessary elections and execute and file, within the prescribed times therefor, the prescribed election forms and any other documents required to give effect to the foregoing and also prepare and file all of their respective Tax Returns in a manner consistent with such elections.

2.8	Books and Records; Access; Assistance.

(a)
Subject to any limitations imposed by Applicable Law, including limitations that are required to preserve any applicable attorney-client privilege, after the Transfer Date, Cytori and Olympus shall make reasonably available to each other and to any Governmental Authority (including any Governmental Authority having responsibility for the collection or enforcement of Taxes) and shall cause the JV to make reasonably available to Cytori and Olympus and to any Governmental Authority, all books and records relating to the JV Shares and the Olympus Assets for all periods prior to the Transfer Date and shall use commercially reasonable efforts to preserve (i) all such books and records and (ii) Tax information, records or documents pertaining to the JV Shares and the Olympus Assets, until the later of ten (10) years after the Transfer Date or the expiration of all applicable statutes of limitations for Taxes or extensions thereof.  Cytori and Olympus shall also make available to each other, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Taxes.  The right to access provided by this Section 2.8 shall include the right to make copies of accessed documents.

(b)
Notwithstanding the foregoing, Section 2.8(a) shall not provide Cytori or Olympus any access rights to documents or information of the other Party which access would violate any Applicable Law or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), or waive any attorney/client, work product, or like privilege.

2.9
Tax Relief.  The Parties shall reasonably cooperate in preparing and filing all Tax Returns (to the extent related to the JV Shares and the Olympus Assets), including maintaining and making available to each other all records necessary in connection with preparing such Tax Returns and in resolving all disputes and audits relating to Taxes (to the extent related to the JV Shares and the Olympus Assets).  In addition, each Party shall render such reasonable assistance and cooperation as may be requested by the other Party to obtain any tax relief and other favorable tax treatment that may be available under Applicable Law with respect to this Agreement.

2.10
Automatic Termination.  If Cytori fails to make any timely payment of the Total Purchase Price in accordance with Section 2.4, (i) the License and (ii) Olympus’ obligations to provide the Warranty Service and Celution One Support in accordance with Section 8.1 shall automatically and immediately terminate.  However, Cytori shall have a period of five (5) Business Days after written notice from Olympus to pay Olympus the full amount of any missed payment of the Total Purchase Price to avoid the automatic termination set forth in this Section 2.10.

3.	LICENSE

3.1
License.  Olympus hereby grants Cytori a non-exclusive, sublicenseable, worldwide, and non-transferable license under the Olympus IP to design, develop, make, have made, use, translate, perform, service, maintain, import, offer to sell, and sell the Final Celution Devices and Deliverables.  Cytori shall obtain Olympus’ written consent prior to granting any sublicense of Cytori’s license under the Olympus IP, provided, however, that Olympus shall not unreasonably withhold, condition, or delay such consent.

3.2	Revocability. Upon Cytori paying Olympus the Total Purchase Price in accordance with Section 2.4, the License shall become fully paid-up and irrevocable.

3.3
Retention of Rights.  Except to the extent expressly assigned or licensed in this Agreement, Olympus retains and reserves all rights to all Olympus IP, including the right to use Olympus IP for any purpose whatsoever.

4.	ADDITIONAL OBLIGATIONS OF OLYMPUS

4.1
Transfer of JV Information and Documentation.  On the Transfer Date, Olympus shall deliver to Cytori the JV Information and Documentation FCA Tokyo, Japan, to be used by Cytori for any lawful purpose.  For the avoidance of doubt, Olympus, in its sole discretion, may continue to use any JV Information and Documentation solely for the purpose of the warranty and support obligations of Olympus as provided herein.

4.2
JV Assets.  As soon as commercially reasonable following the Transfer Date, Olympus shall destroy the JV Assets in Japan at Olympus’ sole cost and expense, and Olympus shall provide Cytori with a certification of destruction once this has been accomplished.

5.	ADDITIONAL OBLIGATIONS OF CYTORI

5.1
Sale of Olympus’ Cytori Shares.  At Olympus’ reasonable request, Cytori shall fully cooperate in good faith to assist Olympus in its efforts to sell the Cytori Shares in an orderly manner and subject to Applicable Law.  The expectation, but without creating any obligation on Olympus, is that any such sales could take place any time within two (2) years of the Effective Date.

5.2
Olympus Name.  As of the Effective Date, Cytori shall cease and shall cause the JV to cease all uses of “Olympus”, including, without limitation, use of “Olympus” as a trademark, trade name, or service mark, as well as any other word or phrase that indicates the involvement of Olympus in relation to the JV or any products or services offered by the JV or Cytori; provided, however, that Cytori shall have a reasonable period after the Effective Date to effect a change in the corporate name of the JV to remove “Olympus”, which period shall in no event extend after the Transfer Date.

6.	TERMINATION OF THE JOINT VENTURE AGREEMENT AND RELATED AGREEMENTS

6.1
Termination.  The Joint Venture Agreement and all Related Agreements are hereby terminated in their entirety, including any and all provisions thereof which by their terms were to have survived or extended beyond termination, and, notwithstanding any general survivability language or any indication that one or more provisions were to survive or extend beyond termination, none of the parties thereto shall have any rights or obligations whatsoever thereunder.  The Parties shall cooperate and shall cause the JV to consent to the termination of all Related Agreements to which the JV is a party and to sign the Acknowledgment Agreement.

6.2
Cytori Release and Waiver.  Upon the delivery of the JV Shares to Cytori as set forth in Section 2.2, and except for Olympus’ obligations set forth in this Agreement, Cytori, on behalf of itself and its predecessors, successors, parents, Affiliates, subsidiaries and each and all of their respective officers, directors, employees, and their heirs, successors, executors and assigns (collectively, the “Cytori Parties”) shall fully, finally, unconditionally, irrevocably and forever release and discharge Olympus, its predecessors, successors, parents, Affiliates, subsidiaries, and each and all of their respective past and present officers, directors, partners, limited partners, shareholders, employees, servants, attorneys, insurers, agents, and other representatives, and the heirs, successors, executors, predecessors, Affiliates, insurers, reinsurers, and assigns of any of the foregoing from all actions, causes of action, liabilities, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including, without limitation, attorneys’ fees) whatsoever, in law, admiralty or equity, which the Cytori Parties may now have or ever did have or hereafter can, shall or may, have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date.

6.3
Olympus Release and Waiver.  Upon Cytori’s payment in full of the Total Purchase Price and except for Cytori’s obligations set forth in this Agreement, Olympus, on behalf of itself and its predecessors, successors, parents, Affiliates, subsidiaries, and each and all of their respective officers, directors, employees, and their heirs, successors, executors and assigns (collectively, the “Olympus Parties”) shall fully, finally, unconditionally, irrevocably and forever release and discharge Cytori, its predecessors, successors, parents, Affiliates, subsidiaries, and each and all of their respective past and present officers, directors, partners, limited partners, shareholders, employees, servants, attorneys, insurers, agents, and other representatives, and the heirs, successors, executors, predecessors, Affiliates, insurers, reinsurers, and assigns of any of the foregoing from all actions, causes of action, liabilities, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including, without limitation, attorneys’ fees) whatsoever, in law, admiralty or equity, which the Olympus Parties may now have or ever did have or hereafter can, shall or may, have, whether known or unknown, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties Cytori. Cytori hereby represents and warrants to Olympus that:

(a)
Cytori is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware, with full legal capacity and power to own its property and carry on its business as presently conducted or proposed to be conducted;

(b)	Cytori has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(c)
The execution and delivery by Cytori of this Agreement and the performance by Cytori of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Cytori, and no other proceeding on the part of Cytori is necessary to authorize the execution, delivery, or performance hereof.  This Agreement has been duly executed and delivered by Cytori and, assuming the due authorization, execution, and delivery hereof by the other Party, this Agreement constitutes a legal, valid, and binding obligation of Cytori, enforceable against Cytori in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other Applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity;

(d)
No consent, approval, or action of, filing with or notice to any Governmental Authority or any other Person is required in connection with Cytori’s execution, delivery, or performance of this Agreement, or else such has already been obtained;

(e)
There is no pending or, to the knowledge of Cytori, threatened litigation, arbitration, mediation, administrative investigation, or other proceeding that challenges the validity of this Agreement or, if adversely decided, could (or could reasonably be expected to) have a material adverse effect on Cytori’s ability to perform its obligations hereunder; and

(f)
To Cytori’s knowledge, neither Cytori, nor any of its predecessors, successors, parents, Affiliates (which for purposes of this Section 7.1(f) shall not include the JV), subsidiaries and each and all of their respective past and present officers, directors, partners, limited partners, shareholders, employees, servants, attorneys, insurers, agents, and other representatives, and the heirs, successors, executors, predecessors, Affiliates, insurers, reinsurers, and assigns, have breached the Three-Way NDA.

7.2	Representations and Warranties Olympus. Olympus hereby represents and warrants to Cytori that:

(a)	Olympus is a corporation duly incorporated and validly existing, with full legal capacity and power to own its property and carry on its business as presently conducted or proposed to be conducted;

(b)	Olympus has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(c)
The execution and delivery by Olympus of this Agreement and the performance by Olympus of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Olympus, and no other proceeding on the part of Olympus is necessary to authorize the execution, delivery, or performance hereof.  This Agreement has been duly executed and delivered by Olympus and, assuming the due authorization, execution, and delivery hereof by the other Party, this Agreement constitutes a legal, valid, and binding obligation of Olympus, enforceable against Olympus in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other Applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity;

(d)
No consent, approval, or action of, filing with or notice to any Governmental Authority or any other Person is required in connection with Olympus’s execution, delivery, or performance of this Agreement, or else such has already been obtained;

(e)
There is no pending or, to the knowledge of Olympus, threatened litigation, arbitration, mediation, administrative investigation, or other proceeding that challenges the validity of this Agreement or, if adversely decided, could (or could reasonably be expected to) have a material adverse effect on Olympus’s ability to perform its obligations hereunder;

(f)	Schedules 2.3(A-D) attached hereto are complete to the best of Olympus’ knowledge;

(g)
Olympus (i) is the record and beneficial owner of the number of JV Shares indicated in Recital D of this Agreement, (ii) has good and marketable title to all of such JV Shares and (iii) has the absolute right, power and the authority to sell, transfer and deliver all of such JV Shares, free and clear of all Encumbrances.  Except for the number of JV Shares indicated in Recital D of this Agreement, Olympus does not own any additional shares of capital stock of the JV.  Except for agreements between Cytori and Olympus, there are no options, warrants, rights, calls, commitments or other agreements of any character whatsoever related to shares of the JV owned by Olympus; and

(h)
To Olympus’ knowledge, neither Olympus, nor any of its predecessors, successors, parents, Affiliates (which for purposes of this Section 7.2(h) shall not include the JV), subsidiaries and each and all of their respective past and present officers, directors, partners, limited partners, shareholders, employees, servants, attorneys, insurers, agents, and other representatives, and the heirs, successors, executors, predecessors, Affiliates, insurers, reinsurers, and assigns, have breached the Three-Way NDA.

(i)
Olympus has shut down all production lines for manufacturing the Celution One Device and / or the Final Celution Devices within its control, and as of the Transfer Date will have terminated all contracts related to the manufacture of such devices as well as any related consumables.

8.	OLYMPUS WARRANTY SERVICE AND CELUTION ONE SUPPORT OBLIGATIONS

8.1
Olympus Warranty Service and Celution One Support.  Cytori acknowledges that Olympus will not be able to provide Cytori with maintenance and repair warranty services similar to those set forth in the relevant Related Agreements because the Olympus Assets include the Service Parts, which are necessary for Olympus to provide such services.  However, Olympus will provide Cytori with the Warranty Service and Celution One Support until March 31, 2014.  Olympus’ obligation to provide Warranty Service and Celution One Support shall not apply to:  (a) malfunctions or damages caused by any Force Majeure Event; (b) malfunctions that are the result of improper storage, installation, use, maintenance or repair by Cytori, its agents, distributors, or customers; (c) malfunctions caused by improper operation of the Covered Product(s), or use of the Covered Product(s) with any equipment, software, hardware, or device not authorized by Olympus; and/or (d) malfunctions or damages caused by the defects or failure of equipment, parts, or service supplied by Cytori.

8.2
Further Celution One Support.  Olympus and Cytori shall discuss in good faith, with the intent to assist with, Cytori’s requests for Olympus to provide technical assistance and software support, which assistance and support shall in no event be provided after March 31, 2014, in relation to Celution One Devices and Celution One Consumables that are not Covered Products, in accordance with Section 3 of Schedule 8.1B attached hereto.

8.3
Olympus Disclaimer.  OLYMPUS IS SELLING AND TRANSFERRING THE JV SHARES AND THE OLYMPUS ASSETS, IS GRANTING THE LICENSE, WILL DELIVER THE JV INFORMATION AND DOCUMENTATION, AND WILL PERFORM ITS CONTINUING OBLIGATIONS, INCLUDING WARRANTY SERVICE AND CELUTION ONE SUPPORT IN ACCORDANCE WITH SECTION 8.1, AND ANY FURTHER CELUTION ONE SUPPORT THAT OLYMPUS MAY PROVIDE IN ACCORDANCE WITH SECTION 8.2, “AS IS” AND WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.2.  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 7.2, OLYMPUS HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND THOSE ARISING FROM COURSE OF DEALING.  OLYMPUS DOES NOT WARRANT THAT ALL DEFICIENCIES, ERRORS, DEFECTS OR NON-CONFORMITIES OF THE PRODUCT(S) OR PARTS COMPONENTS THEREOF (WHETHER DIRECTLY INDIRECTLY) SUPPLIED BY OLYMPUS CAN BE CORRECTED.  THE WARRANTY SERVICE SET FORTH IN THIS SECTION 8 IS LIMITED TO THE COVERED PRODUCT(S).  EXCEPT AS EXPRESSLY SPECIFIED IN SECTION 7.2, OLYMPUS DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES IN RELATION TO THE ASSIGNED PATENTS, THE LICENSE GRANTED IN ACCORDANCE WITH SECTION 3.1 OR THE INFORMATION OR DOCUMENTATION PROVIDED IN ACCORDANCE WITH SECTION 4, INCLUDING IN RELATION TO ANY THIRD PARTY CLAIMS OF INFRINGEMENT OR THAT ANY PATENTS WILL BE ISSUED BASED ON ANY PATENT APPLICATIONS INCLUDED WITHIN THE DEFINITIONS OF OLYMPUS IP.  FOR THE AVOIDANCE OF DOUBT, OLYMPUS HEREBY DISCLAIMS AND DOES NOT PROVIDE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS THAT HAVE BEEN SHIPPED TO OR ARE USED IN COUNTRIES OUTSIDE THE EUROPEAN UNION.

9.	CONFIDENTIALITY

9.1
Public Announcements.  Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, that either Party and any of their respective Affiliates may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Affiliate will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

9.2	Confidentiality and Non-Use.

(a)
Olympus, and its Affiliates to whom Cytori Confidential Information has previously been disclosed, shall exercise the same degree of care with respect to maintaining the confidentiality of any Cytori Confidential Information in its possession that Olympus exercises with respect to similar types of Olympus’ own proprietary information, but in no event less than a reasonable degree of care, except that any Cytori Confidential Information required by Applicable Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Olympus shall first notify Cytori of such disclosure requirement so that Cytori may seek a protective order or other appropriate remedy. Olympus agrees to be responsible for the destruction or confidential maintenance of all Cytori Confidential Information that Olympus disclosed to Kawasumi during the time that the Joint Venture Agreement was in force.  Except as necessary for Olympus to enforce the terms of the Agreement, and perform its obligations set forth in this Agreement, Olympus shall not in any manner use (in any way), or disclose to any third party, the Cytori Confidential Information.

(b)
Cytori shall exercise the same degree of care with respect to maintaining the confidentiality of any Olympus Confidential Information in its possession or in the possession of the JV, that Cytori exercises with respect to similar types of Cytori’s own proprietary information, but in no event less than a reasonable degree of care, except that any Olympus Confidential Information required by Applicable Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Cytori shall first notify Olympus of such disclosure requirement so that Olympus may seek a protective order or other appropriate remedy.  Notwithstanding the foregoing, Cytori may, without the prior written consent of Olympus, disclose Olympus Confidential Information related to the License to Cytori’s Affiliates that also agree to be bound by this Section 9.2(b).  Except as permitted by the terms of this Agreement or as necessary for Cytori to exercise its rights or perform its obligations set forth in this Agreement, Cytori shall not in any manner use (in any way), or disclose to any third party, the Olympus Confidential Information.

10.	LIMITATION OF LIABILITY

10.1
No Consequential or Incidental Damages.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCT(S) OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCT(S), FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2
Limitation on Claims and Liability Cap.  Neither Party may bring or file any claim for breach of Section 7 (Representations and Warranties) or Section 8 (Olympus Warranty Service and Celution One Support Obligations) after March 31, 2015.  Except for Cytori’s obligation to pay the Total Purchase Price pursuant to Section 2.4 (Purchase Price), Cytori’s obligations to adhere to the scope of the License as set forth in Section 3.1, and Cytori’s indemnification obligations set forth in Section 11 (Indemnification), the total cumulative monetary liability of either Party for claims arising out of or related to this Agreement shall not exceed USD 1,000,000.  Notwithstanding the foregoing, (i) either Party may bring or file any claim for monetary damages directly incurred due to a breach of Section 9.2 (Confidentiality and Non-Use) until March 31, 2018, without any limitation on the amount of such damages, and (ii) the Parties understand and agree that any breaches by Cytori of Section 3.1 (License) or any breaches by either Party Section 9.2 (Confidentiality and Non-Use) will cause the non-breaching Party irreparable injury and damage and therefore, only in relation to breaches or anticipated breaches of Section 3.1 (License) or Section 9.2 (Confidentiality and Non-Use) by a Party, the non-breaching Party is entitled to seek injunctive and equitable relief in addition to all other remedies available to it by law, without the necessity of posting any kind of bond or security, and without any deadline by which such claims must be brought.

11.	INDEMNIFICATION

11.1
Indemnification Obligations of the Parties.  Cytori shall indemnify, defend, and hold Olympus and Olympus’ Affiliates, successors, and assigns (each an “Indemnified Party”) harmless from and against, and pay or reimburse each of them for and with respect to, all damages, losses, liabilities, claims, demands, costs, and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by such Indemnified Party, resulting from third party claims, and relating to, arising out of or resulting from, any use of the Products outside of the European Union.

11.2	Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Section 11.1, the following procedures shall apply:

(a)
Whenever a claim subject to indemnification under Section 11.1 (each, an “Indemnity Claim”) shall arise, the Indemnified Party shall, reasonably promptly after acquiring knowledge of the Indemnity Claim, give written notice to Cytori, setting forth in reasonable detail, to the extent then available, the facts concerning the nature of the Indemnity Claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification under Section 11.1.

(b)
In the event of any Indemnity Claim resulting from or in connection with any claim by a third party, Cytori shall be entitled, at its sole expense and to the extent permitted by Applicable Law, to either:

(1)	participate in defending against such claim; or

(2)
assume the entire defense of such claim with counsel selected by it and reasonably acceptable to the Indemnified Party; provided that Cytori agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and provided further that no settlement shall be made and no judgment consented to by Cytori without the prior written consent of the Indemnified Party, such consent not be unreasonably withheld, conditioned or delayed, except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by Cytori.

Notwithstanding the foregoing provisions of this Section 11.2(b), if (A) a third party claim would, if successful, result in the imposition of damages for which Cytori would not be solely responsible, or (B) representation of both the Indemnified Party and Cytori by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then Cytori shall not be entitled to assume the entire defense of such claim and each party shall be entitled to retain counsel who shall, to the extent appropriate in the opinion of each such counsel, cooperate with one another in defending against said claim.  In the case of clause (A) of the preceding sentence, Cytori shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages subject to indemnification by Cytori compared to the total amount of the third-party claim against the Indemnified Party.

(c)
If, within fifteen (15) Business Days after receipt of notice of an Indemnity Claim given pursuant to Section 11.2(a), Cytori fails to give the Indemnified Party written notice of Cytori election to undertake the defense of such Indemnity Claim, Cytori subsequently fails to diligently prosecute such defense, or the Applicable Law allows Cytori to undertake neither (1) nor (2) in Section 11.2(b) above, the Indemnified Party may defend the claim in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to Cytori) on such terms as the Indemnified Party may deem appropriate; provided that no settlement shall be made and no judgment consented to by the Indemnified Party without the prior written consent of Cytori, such consent not be unreasonably withheld, conditioned or delayed, except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnified Party.  If the Indemnified Party assumes the defense of the claim pursuant to this Section 11.2(c), it shall be entitled to monthly reimbursement of defense expenses incurred and prompt indemnification from Cytori in accordance with this Section 11.

(d)
Failure or delay by an Indemnified Party to give reasonably prompt notice of any Indemnity Claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect Cytori’s obligations with respect to the Indemnity Claim, except to the extent that Cytori can demonstrate actual loss or prejudice as a result of such failure or delay.

12.	GENERAL PROVISIONS

12.1
Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of laws that would require the application of the laws of another jurisdiction.

12.2
Dispute Resolution.  All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three (3) arbitrators.  Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  Olympus shall nominate one (1) arbitrator and Cytori shall nominate one (1) arbitrator.  The arbitrators so nominated by each Party respectively shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by each Party.  If the arbitrators nominated by each respective Party cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules.  The place of the arbitration and all hearings and meetings shall be Honolulu, Hawaii.  In addition to the Rules and except as otherwise provided herein, the Parties agree that the arbitration shall be conducted according to the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.  The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant Party, but may not otherwise order pre-hearing depositions or discovery.  The arbitrators shall apply the laws of New York as set forth in Section 12.1 and the Federal Arbitration Act shall govern.  The language of the arbitral proceedings shall be English.  The arbitrators shall not issue any award, grant any relief, or take any action that is prohibited by or inconsistent with the terms of this Agreement and shall not have the authority to use the equitable powers provided by the Rules to modify any terms of this Agreement, nor shall the arbitrators have the power to award any punitive or exemplary damages.  The provisions of this Section  12.2 shall not apply to any claims for equitable relief brought by a party solely for breaches or anticipated breaches of Section 3.1 (License) or Section 9.2 (Confidentiality and Non-Use).

12.3
Notices and Other Communications.  Any and all notices, requests, demands, and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile or electronic mail (“E-mail”) originating in Japan, on the date of transmission with receipt of a transmittal confirmation, (c) if transmitted by facsimile or E-mail originating in the United States, on the first (1st) Business Day following receipt of a transmittal confirmation, or (d) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to Olympus:

2-3 Kuboyama-cho, Hachioji-shi, Tokyo 192-8512, Japan
Attention: Mamoru Kaneko
Facsimile: +81 42-691-7350
E-mail: ma_kaneko@ot.olympus.co.jp

With a copy to:
Mr. Stephen E. Chelberg
Squire Sanders (US) LLP
Ebisu Prime Square Tower, 16F
1-1-39 Hiroo, Shibuya-ku Tokyo, Japan 150-0012
Facsimile:  +81 (0)3-5774-1800
E-mail: stephen.chelberg@squiresanders.com

If to Cytori:

3020 Callan Road
San Diego, California 92121, United States of America
Attention: Christopher J. Calhoun
Facsimile: 858-458-0994
E-mail: ccalhoun@cytori.com

or to such other address, facsimile number, or E-mail address as a Party may have specified to the other Party in writing delivered in accordance with this Section 12.3.

12.4
Governing Language.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

12.5
Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party.  In such event, the Parties shall use reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the Parties’ intent in entering into this Agreement.

12.6
Further Assurances.  Each Party shall perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

12.7
Expenses.  Each Party shall bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants, and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

12.8
No Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

12.9
Entire Agreement; Amendments.  The terms and conditions contained in this Agreement (including the Schedules attached hereto), constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.  No agreement or understanding amending this Agreement shall be binding upon either Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of both Parties.

12.10	Assignment. Except as set forth in Section 3 above, neither Party has the right to assign its rights or obligations under this Agreement.

12.11
No Agency.  The Parties are independent contractors.  Nothing contained herein or done in pursuance of this Agreement shall constitute either Party as being the agent of the other Party for any purpose or in any sense whatsoever.

12.12
No Beneficiaries.  Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

12.13
Rights and Remedies Cumulative.  Except as otherwise provided in this Agreement, the rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

12.14
Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement.

OLYMPUS CORPORATION	CYTORI THERAPEUTICS INC.

By:	By:
/s/ Hiroyuki Sasa	/s/ Christopher J. Calhoun

Name:	Name:
Hiroyuki Sasa	Christopher J. Calhoun

Title:	Title:
President and Representative Director	Chief Executive Officer

Date:	Date:
May 8, 2013	May 8, 2013

LIST OF SCHEDULES

Schedule 1.1 Definitions
Schedule 2.3A Assigned Patents
Schedule 2.3B Service Parts
Schedule 2.3C Celution One Device
Schedule 2.3D Celution One Consumables
Schedule 4.1 JV Information and Documentation
Schedule 4.2 JV Assets
Schedule 6.1A Related Agreements
Schedule 6.1B Acknowledgement Agreement
Schedule 8.1A Products
Schedule 8.1B Warranty Service and Celution One Support
Schedule 9.2(a) Cytori Confidential Information
Schedule 9.2(b) Olympus Confidential Information

SCHEDULE 1.1

DEFINITIONS

“Acknowledgement Agreement” means the agreement to be executed by Olympus and the JV in the form attached hereto as in the form attached hereto as Schedule 6.1B.

“Affiliate” means any Person controlling, controlled by, or under common control with another Person, where control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, other ownership interest, and/or contract.

“Agreement” has the meaning ascribed thereto in the opening paragraph of this Agreement.

“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

“Assigned Patents” means all of Olympus’ rights in those patents and patent applications listed in Schedule 2.3A attached hereto.

“Assistance Request” has the meaning ascribed thereto in Schedule 8.1B.

“Bug Fixing Request” has the meaning ascribed thereto in Schedule 8.1B.

“Business Day” means a day on which commercial banks in Tokyo, Japan and San Diego, California, United States of America are generally open to conduct their regular banking business.

“Celution One Consumables” means the OC-1020-IP consumables developed and manufactured by or for Olympus as described in Schedule 2.3D.

“Celution One Device” means the OC-1000-D3 device developed and manufactured by or for Olympus as described in Schedule 2.3C.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Covered Product” means all Products that Olympus shipped to the European Union and that since being shipped to the European Union have been used exclusively by or for Cytori in the European Union.

“Cytori” has the meaning ascribed thereto in the opening paragraph of this Agreement.

“Cytori Confidential Information” means (i) the JV Information and Documentation (not including the Intellectual Property Rights of Olympus), (ii) all confidential or proprietary information previously provided by Cytori to Olympus pursuant to the Related Agreements that was marked as confidential if in written (including electronic) form, or if in oral form, was followed by a writing confirming that the information is “confidential” within thirty (30) Business Days after oral disclosure, (iii) all confidential or proprietary information that Cytori provided to Olympus pursuant to this Agreement that is marked as confidential if in written (including electronic) form, or if in oral form, is followed by a writing confirming that the information is “confidential” within thirty (30) Business Days after oral disclosure, (iv) the following written or electronic materials Olympus received from Cytori relating or pertaining to the JV and the development of the Final Celution Devices, Celution One Device, Celution One Consumables and Deliverables whether or not such written or electronic materials are marked or confirmed as confidential:

- i -

(a)	diagrams, drawings, schematics or plans and software (including specifications therefore);

(b)	all documentation, protocols, and reports relating to laboratory studies and feasibility experiments related to device development or adipose-related research;

(c)	manufacturing documentation, material specifications, and supplier lists and information;

(d)	second source manufacturing records and documents;

(e)	all documents and records relating or pertaining to Cytori’s proprietary enzymes and reagents including Celase and Intravase;

(f)	technical service documentation and forms;

(g)	regulatory documents and filings (technical files, and all submissions to FDA, BSi, DEKRA, MHLW, and other global regulatory bodies including all supporting documentation);

(h)	quality system documents and records including electronic files and records on QCBD;

(i)	financial documents, including spreadsheets and summaries;

(j)	descriptions or summaries of Cytori IP, IP opinions and correspondence or other communications relating to Cytori IP (including any information and correspondence related to the 231 patent);

(k)	all documents related to any Cytori-sponsored preclinical studies; and

(l)
all documents and records concerning Cytori’s past or present clinical trials, including, but not limited to, the Restore 1, Restore 2, Apollo, Precise, Athena, and Advance trials, as well as any such records relating to any investigator initiated trials involving the Celution 600 & Celution 800, Puregraft or the Celution One Device.

and (v) the information listed in Schedule 9.2(a) (not including the Intellectual Property Rights of Olympus).  Cytori Confidential Information does not include any trade secrets or information that was or is (A) known to Olympus prior to receipt thereof from Cytori or the JV; (B) disclosed to Olympus by a third person which had or has a legal right to make such disclosure without requiring Olympus to maintain the confidentiality thereof at the time of such disclosure; (C) or becomes part of the public domain through no fault of Olympus; or (D) independently developed by or for Olympus as evidenced by its written records, without reference to Cytori Confidential Information.

- ii -

“Cytori Parties” has the meaning ascribed thereto in Section 6.2.

“Cytori Shares” has the meaning ascribed thereto in Recital F.

“Deliverables” means those items listed as deliverables in the Development Plan attached as Exhibit 1B to the JDA as amended effective as of May 20, 2008.

“Effective Date” means the last date of signature of this Agreement.

“E-mail” has the meaning ascribed thereto in Section 12.3.

“Encumbrance” means, with respect to any item, any mortgage, lien, pledge, charge, or security interest of any kind in respect of such item, but specifically excludes (i) mortgages, liens, pledges, charges, and security interests which do not materially detract from the value of or interfere with the use of the item, (ii) liens for taxes not yet due (or which are being contested in good faith), and (iii) mechanics’, carriers’, workers’, repairers’, materialmens’, workhousmens’, land lords’, and similar liens arising or incurred in the ordinary course of business that are not past due or delinquent as of the Effective Date, as well as similar liens under Japanese law, such as statutory liens (sakidori tokken) and rights of retention (ryuuchi ken), arising or incurred in the ordinary course of business that are not past due or delinquent as of the Effective Date.

“Extended Payment Option” has the meaning ascribed thereto in Section 2.4(d).

“FCA” means Free Carrier as defined in Incoterms 2010.

“Final Celution Devices” means (i) the Licensed Product developed by Olympus  pursuant to the Development Plan and the Specifications and that received Acceptance by the JV in accordance with the JDA (with the capitalized terms in this definition having the meanings set forth in the JDA) (“Final Product”), (ii) the Celution One Device, (iii) minor variations to the Celution One Device and the Final Product that Cytori may make or have made as necessary to modify the Celution One Device or Final Product for use in various countries (such as changes to the power supply and changes to the type of electrical plug used), (iv) minor variations in the components of the Celution One Device and the Final Product that are substantially equivalent to the existing components of the Celution One Device and the Final Product and that are necessary as a result of Cytori using different component suppliers than Olympus used to manufacture the same components for the Celution One Device and the Final Product (such as changes to the centrifuge motor, the vacuum pump, circuit boards, heating elements for both the digest chamber and the LR chamber, machined components, valves, optical and leak sensors, casters,  and different materials, processes), and (v) minor changes to the geometry of and other minor design changes to the consumables used in the Celution One Device and Final Product necessitated by Cytori’s use of alternate consumables manufacturers, and (vi) different colors and materials for external components of the Celution One Device and Final Product that have substantially equivalent properties to the same existing external components.

- iii -

“Force Majeure Event” means any events beyond a Party’s reasonable control, including, but not limited to, acts of God, acts of war, acts of terrorism, civil disturbance, earthquake, epidemic, widespread communicable disease (such as SARS), governmental action, strikes, fire, flood, typhoon, tsunami, peril or accident at sea, inability to secure materials and transportation or facilities, nuclear accident or disaster, walkouts or lock-outs, or other labor disputes beyond the reasonable control of a Party.

“Governmental Authority” means any (i) country, nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government or political subdivision thereof, (iii) governmental or quasi-governmental authority of any nature (including any taxing authority, agency, branch, board, department, central bank, commission, bureau, official, or entity and any court), or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including stock exchanges and other self-regulatory bodies).

“Indemnified Party” has the meaning ascribed thereto in Section 11.1.

“Indemnity Claim” has the meaning ascribed thereto in Section 11.2(a).

“Initial Payment” means USD 220,000.

“Installment Payments” has the meaning ascribed thereto in Section 2.4.

“Intellectual Property Rights” or “IP” means (a) all inventions (whether patentable or unpatentable and whether or not actually reduced to practice), all improvements thereto as of the Effective Date, and all patents, provisional and non-provisional patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, (b) all copyrightable works, all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all mask works and all applications, registrations and renewals in connection therewith, (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, (e) all trade secrets and confidential business information (including, but not limited to, ideas, research and development information, knowhow, formulas, compositions, biochemical and biological materials, reagents, assays, manufacturing and production processes and techniques, technical data, data base rights, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (f) any and all applications and registrations of the foregoing (in any jurisdiction).

“JDA” has the meaning ascribed thereto in Schedule 6.1A.

“Joint Venture Agreement” has the meaning ascribed thereto in Recital C.

- iv -

“JV” has the meaning ascribed thereto in Recital D.

“JV Assets” means those fixtures and tooling listed in Schedule 4.2 attached hereto.

“JV Information and Documentation” means that certain JV Information and Documentation set forth in Schedule 4.1 attached hereto.

“JV Shares” means the one thousand and twenty-six (1,026) shares of JV common stock held by Olympus.

“License” means the license that Olympus grants to Cytori in accordance with Section 3.1.

“New Devices” means two (2) fully assembled Celution One Devices that Olympus will provide to Cytori as an Olympus Asset in accordance with this Agreement.

“Olympus” has the meaning ascribed thereto in the opening paragraph of this Agreement.

“Olympus Assets” means:

(a)	the Service Parts;

(b)	the New Devices;

(c)	the Assigned Patents;

(d)	one (1) lot (twenty-eight (28) individual sets) of Celution One Consumables with an expiration date of May 31, 2013.

“Olympus Confidential Information” means (i) the Intellectual Property Rights of Olympus included in the JV Information and Documentation, (ii) all confidential or proprietary information previously provided by Olympus to Cytori pursuant to the Related Agreements that was marked as confidential if in written (including electronic) form, or if in oral form, was followed by a writing confirming that the information is “confidential” within thirty (30) Business Days after oral disclosure, (iii) all confidential or proprietary information that Olympus provided to Cytori pursuant to this Agreement that is marked as confidential if in written (including electronic) form, or if in oral form, is followed by a writing confirming that the information is “confidential” within thirty (30) Business Days after oral disclosure, (iv) the following written or electronic materials Cytori received from Olympus relating or pertaining to the Intellectual Property Rights of Olympus in connection with the JV and the development of the Celution One Device and Deliverables whether or not such written or electronic materials are marked or confirmed as confidential:

(a)	diagrams, drawings, schematics or plans and software (including specifications therefore);

- v -

(b)	all documentation, protocols, and reports relating to laboratory studies and feasibility experiments related to device development or adipose-related research;

(c)	manufacturing documentation, material specifications, and supplier lists and information;

(d)	second source manufacturing records and documents;

(e)	technical service documentation and forms;

(f)	quality system documents and records including electronic files and records on QCBD;

(g)	financial documents, including spreadsheets and summaries; and

(h)	descriptions or summaries of Olympus IP, IP opinions and correspondence or other communications relating to Olympus IP;

and (v) the Intellectual Property Rights of Olympus included in the items listed in Schedule 9.2(b).  Olympus Confidential Information does not include any trade secrets or information that was or is (A) known to Cytori prior to receipt thereof from Olympus or the JV; (B) disclosed to Cytori by a third person which had or has a legal right to make such disclosure without requiring Cytori to maintain the confidentiality thereof at the time of such disclosure; (C) or becomes part of the public domain through no fault of Cytori; or (D) independently developed by or for Cytori as evidenced by its written records, without reference to Olympus Confidential Information.

“Olympus IP” means all Intellectual Property Rights owned by Olympus that Olympus incorporated into any Final Celution Device or Deliverable as of February 28, 2012.

“Olympus Parties” has the meaning ascribed thereto in Section 6.3.

“Olympus Payment Option” has the meaning ascribed thereto in Section 2.4(c).

“One Year Payment Option” has the meaning ascribed thereto in Section 2.4(a).

“Party” and “Parties” have the meanings ascribed thereto in the opening paragraph of this Agreement.

“Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or any other entity.

“Products” means the Celution One Devices and Celution One Consumables previously sold by the JV to Cytori as of the Effective Date, listed in Schedule 8.1A, and the New Devices.

“Related Agreements” means all agreements entered into by and between Olympus and Cytori and by and between Olympus and the JV, including those listed in Schedule 6.1A.

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“Rules” has the meaning ascribed thereto in Section 12.1.

“Service Parts” means those spare parts and repair jigs and tools for service of Celution One Devices listed in Schedule 2.3B attached hereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, consumption, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ or third parties income withholding and Social Security taxes, and taxes of any other kind whatsoever imposed by the United States or any foreign country or by any state, region, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority and such term shall include any interest, penalties, surcharges or additions to tax attributable to such taxes.

“Three-Way NDA” means that certain Three-Way Non-Disclosure Agreement by and among Olympus, Cytori, and the JV dated November 4, 2005, as amended.

“Total Purchase Price” means the purchase price paid by Cytori to Olympus for the JV Shares and the Olympus Assets pursuant to Cytori’s exercise of the One Year Payment Option, the Two Year Payment Option, the Olympus Payment Option, or the Extended Payment Option in accordance with Section 2.4.

“Transfer Date” means five (5) Business Days after Olympus receives the Intial Payment.

“Two Year Payment Option” has the meaning ascribed thereto in Section 2.4(b).

“USD” means United States dollars, the official currency of the United States of America.

“Warranty Service and Celution One Support” means the service that Olympus shall provide in accordance with Section 8.1 as set forth in Sections 1 and 2 of Schedule 8.1B attached hereto.

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